Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2016

OPERATING AND FINANCIAL RESULTS

—           Strong Operating Momentum Drives Q1 Results

—           2016 Guidance: Raising Lower-End of Ranges for Net Product Sales and Adjusted Diluted EPS

—           2017 Financial Targets Updated; 2020 Financial Targets On-Track

SUMMIT, NJ — (April 28, 2016) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,495 million for the first quarter of 2016.  Net product sales grew 21 percent from the same period in 2015, including a 2 percent negative impact from currency exchange effects.  First quarter total revenue increased 21 percent to $2,512 million compared to $2,081 million in the first quarter of 2015.  Adjusted net income for the first quarter of 2016 increased 19 percent to $1,064 million compared to $891 million in the first quarter of 2015.  For the same period, adjusted diluted earnings per share (EPS) increased 23 percent to $1.32 from $1.07.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported first quarter of 2016 net income of $801 million or $0.99 per diluted share.  For the first quarter of 2015, net income was $719 million or $0.86 per diluted share.

“Our global teams generated excellent first quarter results and our strong operating momentum makes us confident that we will achieve or exceed our ambitious 2016 goals,” said Mark Alles, Chief Executive Officer of Celgene.  “We are driving long-term value creation through the continued advancement of our innovative pipeline with significant clinical data expected over the next two years.”

First Quarter 2016 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2016 compared to the first quarter of 2015.  The adjusted operating expense categories presented below exclude share-based employee compensation expense and upfront collaboration expense.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the first quarter increased 17 percent to $1,574 million.  Growth was driven by increased market share in newly diagnosed multiple myeloma and increases in duration.  U.S. sales of $997 million and international sales of $577 million increased 23 percent and 8 percent, respectively.

•                  POMALYST®/IMNOVID® sales were $274 million, a 38 percent increase year-over-year.  U.S. sales of $171 million and international sales of $103 million increased 33 percent and 47 percent, respectively.  POMALYST®/IMNOVID® sales were driven by increases in market share and duration trends.

•                  ABRAXANE® sales for the first quarter were $225 million, a 1 percent increase year-over-year.  U.S. sales of $144 million and international sales of $81 million decreased 10 percent and increased 26 percent, respectively.  The decrease in sales in the U.S. reflects quarterly customer buying patterns and increased competition in breast cancer and lung cancer from new market entrants.

•                  OTEZLA® sales in the first quarter were $196 million, a 224 percent increase year-over-year. Growth was driven by market share gains in the U.S. and Europe.  U.S. sales were $175 million and international sales were $21 million.

•                  In the first quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $226 million compared to $230 million in the first quarter of 2015.

Research and Development (R&D)

Adjusted R&D expenses were $591 million for the first quarter of 2016 compared to $431 million for the first quarter of 2015.  The difference was primarily due to an increase in clinical trial activity across the portfolio and includes $65 million of milestones achieved by collaboration partners in the first quarter of 2016 while there were none in the first quarter of 2015.  On a GAAP basis, R&D expenses were $733 million for the first quarter of 2016 and $506 million for the same period in 2015, also reflecting an increase in upfront collaboration expenses.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $468 million for the first quarter of 2016 compared to $463 million for the first quarter of 2015.  On a GAAP basis, SG&A expenses were $543 million for the first quarter of 2016 compared to $529 million for the same period in 2015.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $975 million in the first quarter of 2016, an increase of 14 percent year-over-year.  In the first quarter, Celgene purchased approximately $1,410 million of its shares.  As of March 31, 2016, Celgene had $2,481 million remaining under the existing share repurchase program.  Celgene ended the quarter with $5,707 million in cash and marketable securities.

2016 Guidance Updated

	Previous 2016 Guidance	Updated 2016 Guidance
Net Product Sales:
Total	$10.5B-$11.0B	$10.75B-$11.0B
REVLIMID®	$6.6B-$6.7B	Approximately $6.7B
POMALYST®/IMNOVID®	Greater than $1.0B	Greater than $1.0B
ABRAXANE®	Greater than $1.0B	$950M-$1.0B
OTEZLA®	Greater than $1.0B	Greater than $1.0B
Adjusted operating margin	Approximately 53.5%	Approximately 53.5%
GAAP operating margin	Approximately 42%	Approximately 42%
Adjusted diluted EPS	$5.50 to $5.70	$5.60 to $5.70
GAAP diluted EPS	$4.26 to $4.64	$4.26 to $4.56
Weighted average diluted shares	825M	811M

2017 Targets Updated

•                  Updated targets reflect current exchange rates, inclusive of existing hedging contracts

•                  Total net product sales are expected to be in the range of $12.7 billion to $13.0 billion versus the previous range of $13.0 billion to $14.0 billion

•                  REVLIMID® net sales are expected to be approximately $8.0 billion versus the previous target of $7.0 billion

•                  ABRAXANE® net sales are expected to be approximately $1.0 billion versus the previous range of $1.5 billion to $2.0 billion

•                  Adjusted diluted EPS is expected to be in the range of $6.75 to $7.00 versus the previous target of $7.25

•                  Weighted average diluted shares expected to be 825 million versus the previous target of 830 million

2020 Net Product Sales and Adjusted Diluted EPS Targets On-Track

•                  Updated targets reflect current exchange rates

•                  Total net product sales are expected to be more than $21.0 billion

•                  Adjusted diluted EPS expected to be more than $13.00

Product and Pipeline Updates

Hematology/Oncology

In collaboration with our partner Agios Pharmaceuticals Inc., enrollment began in a phase III trial with AG-221 in IDH-2 mutated relapsed and/or refractory acute myeloid leukemia (AML).  In collaboration with our partner Acceleron Pharma Inc., enrollment began in a phase III trial evaluating luspatercept in patients with anemia due to low- or intermediate-risk myelodysplastic syndromes and a phase III trial in regularly transfused beta-thalassemia patients is initiating.

During the quarter, several early- and mid-stage clinical trials began enrollment.  These include:

•                  The phase I/II ENHANCETM trial evaluating CC-122 in combination with ibrutinib and obinutuzumab in patients with relapsed and/or refractory chronic lymphocytic leukemia (CLL)

•                  A phase II trial evaluating luspatercept in patients with anemia due to low- or intermediate-risk myelodysplastic syndromes who are ring sideroblasts negative or are eligible but have not yet received an erythropoiesis-stimulating agent

•                  A safety trial with AG-120 or AG-221 in combination with standard chemotherapy in patients with newly diagnosed AML with an IDH-1 and/or IDH-2 mutation

•                  A phase Ib trial from the FUSIONTM program combining durvalumab and POMALYST®/IMNOVID® in patients with relapsed and refractory multiple myeloma

The phase III apact® trial evaluating ABRAXANE® in combination with gemcitabine as adjuvant therapy in patients with surgically resected pancreatic cancer completed enrollment.  Data from this trial are expected in 2017.

At the American Society of Clinical Oncology (ASCO) annual meeting in June 2016, expected presentations include:

•                  A meta-analysis of overall survival in patients treated with REVLIMID® maintenance after high-dose melphalan and autologous stem cell transplant

•                  Data on combinations with REVLIMID® or POMALYST®/IMNOVID® with novel agents in relapsed and/or refractory multiple myeloma

•                  Data from the ETNA (Evaluating Treatment with Neoadjuvant Abraxane) phase III trial comparing neoadjuvant ABRAXANE® to paclitaxel in patients with HER2-negative high-risk breast cancer

Inflammation & Immunology (I&I)

In March, a New Drug Application in Japan was submitted for OTEZLA® for the treatment of psoriasis and psoriatic arthritis.  A decision from the Japan Pharmaceuticals and Medical Devices Agency is now expected by year-end.

At the American Academy of Dermatology in March, an analysis of pooled 182-week (3.5-year) safety data from the ESTEEM 1 and 2 trials of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy and pooled 3-year safety data from the PALACE 1-3 trials of patients with active psoriatic arthritis were presented.

The phase IIIb PSA-006 trial evaluating OTEZLA® in psoriatic arthritis patients with early disease met the primary endpoint of ACR 20 response rate.  The data will be presented at a future medical congress.

The registration-enabling endoscopy trial (CD-001) with GED-0301 in patients with active Crohn’s disease completed enrollment.  Data from the trial are expected to be presented at a major medical meeting in 2017.

Data from the phase II TOUCHSTONE trial with ozanimod showing the histologic improvement in patients with ulcerative colitis were presented at the Congress of the European Crohn’s and Colitis Organization (ECCO) in March 2016.  Data from the enrolling phase III TRUE NORTH trial of ozanimod in patients with ulcerative colitis are expected in 2018.

Data at 72-weeks from the phase II portion of the RADIANCE trial evaluating ozanimod in patients with multiple sclerosis were presented at the ACTRIMS (Americas Committee for Treatment & Research in Multiple Sclerosis) meeting in February 2016.

In February, data from the phase II portion of the RADIANCE trial evaluating ozanimod in patients with relapsing multiple sclerosis were published in Lancet Neurology.  The phase III trials with ozanimod in multiple sclerosis (SUNBEAM and RADIANCE) have completed enrollment and are ongoing with data analysis expected in 2017.

The phase II trial evaluating RPC4046 in eosinophilic esophagitis met the primary endpoint of reduction of mean eosinophil count.  Celgene is evaluating the data to determine next steps with the program.  AbbVie, Inc. has a co-development option on RPC4046.  The study results will be presented at a future medical meeting.

Business Update

In February, Celgene exercised its option to exclusively license bb2121, bluebird bio’s therapy targeting B cell maturation antigen (BCMA).  Celgene will be responsible for worldwide development and commercialization of bb2121 after the phase I trial is completed.

At the end of February, Celgene closed on the sale to Human Longevity, Inc. of Celgene Cellular Therapeutics’ (CCT) biobanking business known as LifebankUSA and CCT’s biomaterials portfolio of assets including Biovance®.

In April, Celgene exercised its option to develop and commercialize the Juno Therapeutics, Inc. CD19 program outside North America and China.  Both companies will now share global development expenses for products in the CD19 program.  Celgene has commercial rights outside of North America and China and will pay Juno a royalty at a percentage in the mid-teens on any future net sales of therapeutic products developed through the CD19 program in Celgene’s territories.

First Quarter 2016 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter of 2016 operating and financial performance on Thursday, April 28, 2016, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon April 28, 2016, until midnight ET May 5, 2016.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 79676290.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-month periods ended March 31, 2016 and 2015, and for the projected amounts for the year ending December 31, 2016.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2016	2015

Net product sales	$2,494.7	$2,055.2
Other revenue	16.9	25.6
Total revenue	2,511.6	2,080.8

Cost of goods sold (excluding amortization of acquired intangible assets)	105.9	104.0
Research and development	733.2	506.0
Selling, general and administrative	543.0	529.2
Amortization of acquired intangible assets	91.8	63.6
Acquisition related charges and restructuring, net	36.2	19.0
Total costs and expenses	1,510.1	1,221.8

Operating income	1,001.5	859.0

Interest and investment income, net	6.8	9.0
Interest (expense)	(121.9)	(49.2)
Other income (expense), net	35.2	8.3

Income before income taxes	921.6	827.1

Income tax provision	120.9	108.2

Net income	$800.7	$718.9

Net income per common share:
Basic	$1.03	$0.90
Diluted	$0.99	$0.86

Weighted average shares:
Basic	780.6	798.9
Diluted	807.7	834.1

	March 31,	December 31,
	2016	2015
Balance sheet items:
Cash, cash equivalents & marketable securities	$5,707.3	$6,551.9
Total assets*	25,963.9	26,964.4
Long-term debt*	14,268.3	14,161.4
Total stockholders’ equity	5,074.8	5,919.0

* Total assets and long-term debt as of December 31, 2015 have been adjusted to reflect the retroactive adoption of ASU 2015-03 in the first quarter of 2016.  ASU 2015-03 requires the presentation of debt issuance costs as a reduction of long-term debt.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended
		March 31,
		2016	2015

Net income - GAAP		$800.7	$718.9

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	9.0	6.7

Research and development:
Share-based compensation expense	(1)	62.2	56.2
Upfront collaboration expense	(2)	80.0	19.0

Selling, general and administrative:
Share-based compensation expense	(1)	75.3	65.9

Amortization of acquired intangible assets	(3)	91.8	63.6

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(4)	33.0	19.0
Restructuring charges	(5)	3.2	—

Net income tax adjustments	(6)	(90.9)	(58.3)
Net income — Adjusted		$1,064.3	$891.0

Net income per common share — Adjusted
Basic		$1.36	$1.12
Diluted		$1.32	$1.07

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)                Exclude share-based compensation expense totaling $146.5 for the three-month period ended March 31, 2016 and $128.8 for the three-month period ended March 31, 2015.

(2)     Exclude upfront payment expense for research and development collaboration arrangements.

(3)                Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel).

(4)                Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(5)                Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(6)                Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and adjustments related to the gain on the sale of certain assets.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2016 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$3,453.6	$3,700.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		36.8	35.0

Research and Development:
Share-based compensation expense		291.3	276.7
Upfront collaboration expense		130.0	130.0

Selling, general and administrative:
Share-based compensation expense		341.9	324.8

Amortization of acquired intangible assets		381.6	348.6

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		132.0	119.4
Restructuring charges		30.0	15.0

Net income tax adjustments		(255.6)	(327.5)

Projected net income - Adjusted		$4,541.6	$4,622.7

Projected net income per diluted common share - GAAP		$4.26	$4.56

Projected net income per diluted common share - Adjusted		$5.60	$5.70

Projected weighted average diluted shares		811.0	811.0

(1)              Our projected 2016 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended March 31,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$996.5	$810.8	22.9%	22.9%	0.0%
International	577.1	532.1	8.5%	12.8%	(4.3)%
Worldwide	1,573.6	1,342.9	17.2%	18.9%	(1.7)%

ABRAXANE®
U.S.	143.8	159.1	(9.6)%	(9.6)%	0.0%
International	81.1	64.3	26.1%	28.5%	(2.4)%
Worldwide	224.9	223.4	0.7%	1.4%	(0.7)%

POMALYST®/IMNOVID®
U.S.	170.7	128.4	32.9%	32.9%	0.0%
International	103.3	70.1	47.4%	47.9%	(0.5)%
Worldwide	274.0	198.5	38.0%	38.2%	(0.2)%

OTEZLA®(3)
U.S.	174.8	59.4	N/A	N/A	N/A
International	20.8	0.9	N/A	N/A	N/A
Worldwide	195.6	60.3	N/A	N/A	N/A

VIDAZA®
U.S.	3.5	5.9	(40.7)%	(40.7)%	0.0%
International	143.2	137.7	4.0%	9.2%	(5.2)%
Worldwide	146.7	143.6	2.2%	7.2%	(5.0)%

azacitidine for injection
U.S.	18.5	20.6	(10.2)%	(10.2)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	18.5	20.6	(10.2)%	(10.2)%	0.0%

THALOMID®
U.S.	27.5	32.4	(15.1)%	(15.1)%	0.0%
International	13.5	14.5	(6.9)%	(1.5)%	(5.4)%
Worldwide	41.0	46.9	(12.6)%	(10.9)%	(1.7)%

ISTODAX®
U.S.	16.7	15.2	9.9%	9.9%	0.0%
International	1.8	1.3	38.5%	48.7%	(10.2)%
Worldwide	18.5	16.5	12.1%	12.9%	(0.8)%

All Other
U.S.	1.2	1.8	N/A	N/A	N/A
International	0.7	0.7	N/A	N/A	N/A
Worldwide	1.9	2.5	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,553.2	1,233.6	25.9%	25.9%	0.0%
International	941.5	821.6	14.6%	18.4%	(3.8)%
Worldwide	$2,494.7	$2,055.2	21.4%	22.9%	(1.5)%

(1)	-	Operational includes impact from both volume and price
(2)	-	Currency includes the impact from both foreign exchange rates and hedging activities
(3)	-

OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.